Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-169119 January 20, 2011

Barclays Bank PLC Trigger Autocallable Optimization Securities Linked to the American Depositary Shares of Rio Tinto PLC due January 27, 2012

Investment Description

Trigger Autocallable Optimization Securities (the “Securities”) are unconditional, unsecured and unsubordinated debt securities issued by Barclays Bank PLC (the “Issuer”) linked to the performance of the American depositary shares of Rio Tinto PLC (the “underlying equity”). If the underlying equity closes at or above the closing price of the underlying equity on the Trade Date (the “Initial Price”) on any Observation Date (which will occur first on or about February 22, 2011, and then monthly thereafter as described on page FWP-3 of this free writing prospectus), Barclays Bank PLC will automatically call the Securities and pay you a Call Price equal to the principal amount per Security plus a Call Return. The Call Return increases the longer the Securities are outstanding. If by maturity the Securities have not been called, the Issuer will either repay you the full principal amount or, if the underlying equity closes below the Trigger Price, which will be set to equal 75% of the Initial Price, on the Final Valuation Date, the Issuer will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the underlying equity from the Trade Date to the Final Valuation Date, up to a 100% loss of your principal amount invested. You will receive a positive return on your Securities only if the underlying equity closes at a price equal to or above the Initial Price on any Observation Date, including the Final Valuation Date. Investing in the Securities involves significant risks. You may lose some or all of your principal. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer and is not, either directly or indirectly, an obligation of any third party. If the Issuer were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑

Call Return—Barclays Bank PLC will automatically call the Securities for a Call Price equal to the principal amount plus the applicable Call Return based on the Call Return Rate if the closing price of the underlying equity on any Observation Date is equal to or greater than the closing price of the underlying equity on the Trade Date. If the Securities are not called, investors will have the potential for downside market exposure to the underlying equity at maturity.

❑

Contingent Repayment of Principal Amount at Maturity—If you hold the Securities to maturity, the Securities have not been called on any Observation Date including the Final Valuation Date and the underlying equity closes above or equal to the Trigger Price on the Final Valuation Date, Barclays Bank PLC will pay your full principal amount. If the underlying equity closes below the Trigger Price on the Final Valuation Date, Barclays Bank PLC will pay less than your principal amount, if anything, resulting in a loss of your investment that will be proportionate to the full negative Underlying Return. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the issuer.

Key Dates1

Trade Date:	January 21, 2011
Settlement Date:	January 26, 2011
Observation Dates	Monthly, commencing February 22, 2011
Final Valuation Date[2]:	January 23, 2012
Maturity Date[2]:	January 27, 2012

[1]

Expected. In the event we make any change to the expected Trade Date and Settlement Date, the Observation Dates, including the Final Valuation Date, and Maturity Date will be changed so that the stated term of the Securities remains the same.

[2]

Subject to postponement in the event of a market disruption event as described under “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the prospectus supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING EQUITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE FWP-6 AND UNDER “RISK FACTORS” BEGINNING ON PAGE S-5 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

These preliminary terms relate to Securities linked to the performance of the American depositary shares of Rio Tinto PLC. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof. The actual Call Return Rate and Initial Price will be determined on the Trade Date.

Underlying Equity	Call Return Rate	Initial Price	Trigger Price	CUSIP	ISIN
Rio Tinto PLC (RIO)	17.00% - 21.00% per annum	•	75% of the Initial Price	06741J307	US06741J3077

See “Additional Information about Barclays Bank PLC and the Securities” on page FWP-2 of this free writing prospectus. The Securities will have the terms specified in the prospectus dated August 31, 2010, the prospectus supplement dated August 31, 2010 and this free writing prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Offering of Securities	Price to Public		Underwriting Discount		Proceeds to Barclays Bank PLC
	Total	Per Security	Total	Per Security	Total	Per Security
Rio Tinto PLC (RIO)	$•	100%	$•	1.25%	$•	98.75%

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offerings to which this free writing prospectus relates. Before you invest, you should read the prospectus dated August 31, 2010, the prospectus supplement dated August 31, 2010 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may be obtained from Barclays Capital, 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Securities at any time prior to the pricing as described on the cover of this free writing prospectus. We reserve the right to change the terms of, or reject any offer to purchase the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated August 31, 2010 relating to our Global Medium-Term Securities, Series A, of which these Securities are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

♦	Prospectus supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Securities” refers to the Trigger Autocallable Optimization Securities that are offered hereby, unless the context otherwise requires.

Investor Suitability

The Securities may be suitable for you if:

♦	You can tolerate the loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside equity risk as the underlying equity.

♦	You believe the underlying equity will close at or above the Initial Price on any one of the specified Observation Dates, including the Final Valuation Date.

♦

You are willing to hold securities that will be called on the earliest Observation Date on which the underlying equity closes at or above the Initial Price, or you are otherwise willing to hold such securities to maturity, a term of 12 months, and accept that there may be little or no secondary market for the Securities.

♦

You understand and accept that you will not participate in any appreciation of the underlying equity, which may be significant, and are willing to make an investment whose return is limited to the applicable Call Return, a return based on a rate of between 17.00% to 21.00% per annum (the actual Call Return Rate will be determined on the Trade Date).

♦	You are willing to forgo any dividends paid on the underlying equity.

♦	You do not seek current income from this investment.

♦

You are comfortable with the creditworthiness of Barclays Bank PLC, as Issuer of the Securities, for all payments under the Securities and understand that if Barclays Bank PLC defaults on its payment obligations, you may not receive any payments due to you, including any repayment of principal.

The Securities may not be suitable for you if:

♦

You do not believe the underlying equity will close at or above the Initial Price on any one of the specified Observation Dates, including the Final Valuation Date, or you believe the underlying equity will close below the Trigger Price, which is 75% of the Initial Price, on the Final Valuation Date.

♦	You seek an investment that is designed to provide a full return of principal at maturity.

♦	You are not willing to make an investment that may have the same downside market risk as the underlying equity and in which you could lose up to 100% of your principal.

♦

You seek an investment that participates in the full appreciation of the underlying equity and whose return is not limited to the specified Call Return, a return based on a rate of between 17.00% to 21.00% per annum (the actual Call Return Rate will be determined on the Trade Date).

♦

You are unable or unwilling to hold securities that will be called on the earliest Observation Date on which the underlying equity closes at or above the Initial Price, or you are otherwise unable or unwilling to hold such securities to maturity, a term of 12 months, and seek an investment for which there will be an active secondary market.

♦	You prefer to receive any dividends paid on the underlying equity.

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦	You seek current income from your investment.

♦	You are not willing or are unable to assume the credit risk associated with Barclays Bank PLC, as Issuer of the Securities, for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” on page FWP-6 as well as the “Risk Factors” beginning on page S-5 of the prospectus supplement for risks related to an investment in the Securities.

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Indicative Terms[1]

Issuer:	Barclays Bank PLC
Principal Amount per Security:	$10.00 per Security (subject to minimum investment of 100 Securities)
Term[2]:	12 months, unless called earlier
Underlying Equity[3]:	American depositary shares of Rio Tinto PLC (Ticker: RIO) (the “underlying equity”)
Call Feature:	The Securities will be called if the Closing Price of the underlying equity on any Observation Date is at or above the Initial Price. If the Securities are called, you will receive on the applicable Call Settlement Date a cash payment per $10.00 principal amount of each Security equal to the Call Price for the applicable Observation Date
Observation Dates[2,4]:	The first Observation Date will occur on or about February 22, 2011; Observation Dates will occur monthly thereafter on or about March 21, 2011, April 21, 2011, May 23, 2011, June 21, 2011, July 21, 2011, August 22, 2011, September 21, 2011, October 21, 2011, November 21, 2011, December 21, 2011 and January 23, 2012 (the “Final Valuation Date”).
Call Settlement Dates:	Four (4) business days following the applicable Observation Date.
Call Price:	The Call Price will be calculated based on the following formula: $10.00 + ($10.00 x Call Return)
Call Return/Call Return Rate:	The Call Price will be based upon the applicable Call Return. The Call Return increases the longer the Securities are outstanding and is based on the Call Return Rate of between 17.00% to 21.00% per annum (the actual Call Return Rate will be determined on the Trade Date). The table below assumes a Call Return Rate of 19.00% per annum (the midpoint of the expected range).

Observation Date[2],4	Call Return (numbers below assume a rate of 19.00% per annum)*	Call Price (per $10.00)*
February 22, 2011	1.58%	$10.16
March 21, 2011	3.16%	$10.32
April 21, 2011	4.75%	$10.47
May 23, 2011	6.33%	$10.63
June 21, 2011	7.91%	$10.79
July 21, 2011	9.50%	$10.95
August 22, 2011	11.08%	$11.11
September 21, 2011	12.66%	$11.27
October 21, 2011	14.25%	$11.42
November 21, 2011	15.83%	$11.58
December 21, 2011	17.41%	$11.74
January 23, 2012	19.00%	$11.90
* Call Return and Call Price amounts have been rounded for ease of analysis.

Payment at Maturity (per Security):

If the Securities are not called and the Final Price is above or equal to the Trigger Price on the Final Valuation Date, Barclays Bank PLC will pay you a cash payment on the Maturity Date equal to $10.00 per $10.00 principal amount Security.

If the Securities are not called and the Final Price is below the Trigger Price on the Final Valuation Date, Barclays Bank PLC will pay you a cash payment on the Maturity Date that is less than your principal amount, if anything, resulting in a loss that is proportionate to the negative Underlying Return; equal to:

$10.00 x (1 + Underlying Return)

Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the underlying equity declines.

Underlying Return:	Final Price – Initial Price Initial Price
Trigger Price:	75% of the Initial Price
Initial Price:	The closing price of the underlying equity on the Trade Date.
Final Price:	The closing price of the underlying equity on the Final Valuation Date.
Closing Price:	On any trading day, the last reported sale price of the underlying equity on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.

Investment Timeline

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY PAYMENTS IN RESPECT OF AN AUTOMATIC CALL AND ANY CONTINGENT REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF BARCLAYS BANK PLC. IF BARCLAYS BANK PLC WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

[1]	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
[2]

In the event that we make any change to the expected Trade Date and Settlement Date, the Observation Dates (including the Final Valuation Date) and Maturity Date will be changed to ensure that the stated term of the Securities remains the same.

[3]

For a description of adjustments that may affect the reference asset, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the prospectus supplement.

[4]

Subject to postponement in the event of a market disruption event as described under “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the prospectus supplement.

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Hypothetical Examples of how the Securities Perform

The examples below illustrate the payment upon a call or at maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms will be determined on the Trade Date; numbers in the examples below have been rounded for ease of analysis):

Principal Amount:	$10.00
Term	12 months
Initial Price:	$71.72
Call Return Rate:	19.00% per annum (or 1.58% per monthly period)
Observation Dates:	Observation Dates will occur monthly as set forth under “Indicative Terms” in this free writing prospectus.
Trigger Price:	$53.79 (which is 75% of the Initial Price)

Example 1—Securities are Called on the First Observation Date

Closing Price at first Observation Date:	$82.48 (at or above Initial Price, Securities are called)
Call Price (per $10.00)	$10.16

Because the Securities are called on the first Observation Date, you will receive on the Call Settlement Date a total Call Price of $10.16 per $10.00 principal amount (1.58% total return on the Securities).

Example 2—Securities are Called on the Final Valuation Date

Closing Price at first Observation Date:	$68.13 (below Initial Price, Securities NOT called)
Closing Price at second Observation Date:	$69.57 (below Initial Price, Securities NOT called)
Closing Price at third Observation Date:	$67.42 (below Initial Price, Securities NOT called)
Closing Price at fourth to eleventh Observation Date:	Various (all below Initial Price, Securities NOT called)
Closing Price at Final Valuation Date:	$75.31 (at or above Initial Price, Securities are called)
Call Price (per $10.00)	$11.90

Because the Securities are called on the Final Valuation Date, you will receive on the Call Settlement Date (which coincides with the maturity date in this example) a total Call Price of $11.90 per $10.00 principal amount (19.00% total return on the Securities).

Example 3—Securities are NOT Called and the Final Price is above the Trigger Price on the Final Valuation Date

Closing Price at first Observation Date:	$68.13 (below Initial Price, Securities NOT called)
Closing Price at second Observation Date:	$69.57 (below Initial Price, Securities NOT called)
Closing Price at third Observation Date:	$67.42 (below Initial Price, Securities NOT called)
Closing Price at fourth to eleventh Observation Date:	Various (all below Initial Price, Securities NOT called)
Closing Price at Final Valuation Date:	$71.00 (below Initial Price, but above the Trigger Price, Securities NOT called)
Payment at Maturity (per $10.00)	$10.00

Because the Securities are not called and the Final Price is not below the Trigger Price on the Final Valuation Date, at maturity, you will receive a total of $10.00 per $10.00 principal amount (a zero return on the Securities).

Example 4—Securities are NOT Called and the Final Price is below the Trigger Price on the Final Valuation Date

Closing Price at first Observation Date:	$68.13 (below Initial Price, Securities NOT called)
Closing Price at second Observation Date:	$69.57 (below Initial Price, Securities NOT called)
Closing Price at third Observation Date:	$67.42 (below Initial Price, Securities NOT called)
Closing Price at fourth to eleventh Observation Date:	Various (all below Initial Price, Securities NOT called)
Closing Price at Final Valuation Date:	$32.27 (below Initial Price and Trigger Price, Securities NOT called)
Payment at Maturity (per $10.00)	$10.00 x [1 + Underlying Return] $10.00 x (1 – 55.00%) $4.50

Because the Securities are not called and the Final Price is below the Trigger Price on the Final Valuation Date, at maturity, you will receive a total of $4.50 per $10.00 principal amount (a 55.00% loss on the Securities).

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What are the tax consequences of the Securities?

Some of the tax consequences of your investment in the Securities are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. Holder (as described in the accompanying prospectus supplement) and you hold your Securities as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Securities in the manner described below. This opinion assumes that the description of the terms of the Securities in this free writing prospectus is materially correct.

The United States federal income tax consequences of your investment in the Securities are uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described below. Pursuant to the terms of the Securities, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid cash-settled executory contract with respect to the underlying equity. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should generally be short-term capital gain or loss if you have a holding period in respect of your Securities of no more than one year, and otherwise should generally be long-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Securities, possibly with retroactive effect. Other alternative treatments for your Securities may also be possible under current law. For example, it is possible that the Securities could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. If your Securities are so treated, you would be required to accrue interest income over the term of your Securities and you would recognize gain or loss upon the sale, redemption or maturity of your Securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Securities. Any gain you recognize upon the sale, redemption or maturity of your Securities would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Securities, and thereafter would be capital loss. Additionally, it is possible that the Internal Revenue Service could assert that your holding period in respect of your Securities should end on the date on which the amount you are entitled to receive upon redemption or maturity of your securities is determined, even though you will not receive any amounts in respect of your Securities prior to the redemption or maturity of the Securities. In such case, if your Securities are not redeemed prior to maturity, you may be treated as having a holding period in respect of your Securities that is less than one year even if you receive cash upon the maturity of your Securities at a time that is more than one year after the beginning of your holding period.

For a further discussion of the tax treatment of your Securities as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities. For additional, important considerations related to tax risks associated with investing in the Securities, you should also examine the discussion in “Key Risks—Taxes”, in this free writing prospectus.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Securities), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Securities.

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Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the underlying equity. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦

You may lose some or all of your principal—The Securities differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount at maturity. The return on the Securities depends on whether the underlying equity closes at or above the Initial Price on an Observation Date, and if the Securities are not called, whether the Final Price of the underlying equity is greater than or equal to the Trigger Price. If the Securities are not called, the Issuer will only pay you the principal amount of your Securities if the Final Price of the underlying equity is greater than or equal to the Trigger Price and will only make such payment at maturity. If the Securities are not called and the Final Price is less than the Trigger Price, you will lose some or all of your initial investment in an amount proportionate to the negative Underlying Return.

♦

The call feature limits your potential return—The appreciation potential of the Securities as of any Observation Date is limited to the applicable Call Return, regardless of the appreciation of the underlying equity, which may be significant. Therefore, you may receive a lower payment if the Securities are automatically called or at maturity, as the case may be, than you would have if you had invested directly in the underlying equity. In addition, because the Call Return increases the longer the Securities are outstanding, the Call Price payable on the first Observation Date is less than the Call Price payable for later Observation Dates. As the Securities could be called as early as the first Observation Date, the total return on the Securities could be minimal. Further, if your Securities are called, you may not be able to reinvest at comparable terms or returns.

♦

Reinvestment risk—If your Securities are called early, the holding period over which you would receive the per annum Call Return Rate of 17.00% to 21.00% (actual per annum rate of return to be determined on the Trade Date) could be as little as one month. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities in a comparable investment with a similar level of risk in the event the Securities are called prior to the Maturity Date.

♦

Contingent repayment of principal applies only at maturity—You should be willing to hold your Securities to maturity. If you sell your Securities prior to maturity in the secondary market, if any, you may have to sell your Securities at a loss relative to your initial investment even if the price of the underlying equity is above the Trigger Price.

♦

Higher call return rates are generally associated with a greater risk of loss—Greater expected volatility with respect to the underlying equity reflects a higher expectation as of the Trade Date that the price of the underlying equity could close below the Trigger Price on the Final Valuation Date of the Securities. This greater expected risk will generally be reflected in a higher Call Return Rate for that security. However, while the Call Return Rate is set on the Trade Date, the underlying equity’s volatility may change significantly over the term of the Securities. The price of the underlying equity for your Securities could fall sharply, which could result in a significant loss of principal.

♦

No interest payments, dividend payments or voting rights—As a holder of the Securities, you will not receive interest payments, and you will not have voting rights, rights to receive cash dividends or other distributions, or any other rights that holders of the underlying equity would have.

♦

There may be little or no secondary market for the Securities—The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities.

♦

Owning the Securities is not the same as owning the underlying equity—The return on your Securities may not reflect the return you would realize if you actually owned the underlying equity. For instance, you will not receive or be entitled to receive any dividend payments or other distribution over the life of the Securities.

♦

Credit of Issuer—The Securities are unsecured debt obligations of the Issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including payments in respect of an automatic call or any repayment of principal, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities and, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

♦

Price prior to maturity—The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the volatility of the underlying equity; the dividend rate paid on the underlying equity; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of Barclays Bank PLC.

♦

Certain built-in costs are likely to adversely affect the value of the Securities prior to maturity—While the payment at maturity for the offered Securities described in this free writing prospectus is based on the full principal amount of the Securities, the original issue price of the Securities includes the agents’ commission and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates. As a result, the price, if any, at which Barclays Bank PLC or its affiliates will be willing to purchase the Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity.

♦

Dealer incentives—We, our affiliates and agents act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay compensation of $ 0.125 per Security to the principals, agents and dealers in connection with the distribution of the Securities.

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♦

Single equity risk—The price of the underlying equity can rise or fall sharply due to factors specific to the underlying equity and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

♦

There is a high probability that the Securities will be called or that the underlying equity will fall below the Trigger Price—Since its inception, the underlying equity has experienced significant volatility. As a result, there is a high probability that your Securities will be called before the Maturity Date, limiting your appreciation potential. At the same time, there is also a high probability that the underlying equity will close below the Trigger Price on the Final Valuation Date, exposing you to the loss of some or all of your principal investment.

♦

Antidilution adjustments—For certain corporate events affecting the underlying equity, the calculation agent may make adjustments to the amount payable at maturity. However, the calculation agent will not make such adjustments in response to all events that could affect the underlying equity. If an event occurs that does not require the calculation agent to make such adjustments, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made in the sole discretion of the calculation agent, which will be binding on you absent manifest error. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in this free writing prospectus or the prospectus supplement as necessary to achieve an equitable result.

♦

In some circumstances, the payment you receive on the Securities may be based on the stock of another company and not the underlying equity—Following certain corporate events relating to the issuer of the underlying equity where the issuer is not the surviving entity, your return on the Securities may be based on the shares of a successor to the respective underlying equity issuer or any cash or any other assets distributed to holders of the underlying equity in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Securities. For more information, see the section “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” of the prospectus supplement.

♦

Potential Barclays Bank PLC impact on market price of underlying equity—Trading or transactions by Barclays Bank PLC or its affiliates in the underlying equity and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equity, may adversely affect the market price of the underlying equity and, therefore, the market value of the Securities.

♦

Potential conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

♦

Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates—Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the underlying equity to which the Securities are linked.

♦

Taxes—The U.S. federal income tax treatment of the Securities is uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Securities even though you will not receive any payments with respect to the Securities until redemption or maturity and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Securities could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities.

♦

Exchange rate risk—Because American depositary shares are denominated in U.S. dollars but represent foreign equity securities that are denominated in a foreign currency, changes in currency exchange rates may negatively impact the value of the American depositary shares. The value of the foreign currency may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, exposure to exchange rate risk may result in reduced returns for Securities linked to American depositary shares.

♦

Risks associated with foreign securities markets—Because foreign equity securities underlying the American depositary shares may be publicly traded in the applicable foreign countries and are denominated in currencies other than U.S. dollars, investments in the Securities linked to American depositary shares involve particular risks. For example, the foreign securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies. Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets. Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations

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in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

♦

There are important differences between the American depositary shares of Rio Tinto PLC and the ordinary shares of Rio Tinto PLC—You should be aware that your return on the Securities is linked to the price of the American depositary shares of Rio Tinto PLC (“Rio Tinto”) and not the ordinary shares of Rio Tinto. There are important differences between the rights of holders of American depositary shares and the rights of holders of the ordinary shares. Each American depositary share is a security evidenced by American depositary receipts that represent one ordinary share of Rio Tinto. The American depositary shares are issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of the depositary, Rio Tinto, and holders of the American depositary shares, which may be different from the rights of holders of the ordinary shares. For example, a company may make distributions in respect of ordinary shares that are not passed on to the holders of its American depositary shares. Any such differences between the rights of holders of the American depositary shares and the rights of holders of the ordinary shares of Rio Tinto may be significant and may materially and adversely affect the value of the American depositary shares and, as a result, the value of your Securities.

Information about the Underlying Equity

Included in the following pages is a brief description of the underlying issuer of the underlying equity. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for the underlying equity. We obtained the closing price information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying equity as an indication of future performance.

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information.” Companies with securities registered under the Securities Exchange Act of 1934, as amended, are required to file financial and other information specified by the SEC periodically. Such information can be reviewed electronically through a website maintained by the SEC at http://www.sec.gov. Information filed with the SEC by the issuer of the underlying equity can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Rio Tinto PLC (RIO)

According to publicly available information, Rio Tinto PLC (the “Company”) is involved in metal and mineral production. The Company and Rio Tinto Limited operate as one business organization (referred to as “Rio Tinto Group”) although the Company and Rio Tinto Limited, and the individual companies in which they directly or indirectly own investments, are separate and distinct legal entities. Rio Tinto Group produces aluminum, copper, diamonds, coal, iron ore, uranium, gold and industrial minerals (borates, titanium dioxide, salt, talc and zircon). With production mainly from Australia and North America, Rio Tinto Group operates in more than 50 countries. Rio Tinto Group employs about 102,000 people. Businesses include open pit and underground mines, mills, refineries and smelters as well as a number of research and service facilities.

The Company is registered in England and Wales under company number 719885 with its registered office at 2 Eastbourne Terrace, London, W2 6LG. The Company’s SEC file number is 001-10533.

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Historical Information

The following table sets forth the quarterly high and low closing prices for the underlying equity, based on daily closing prices on the New York Stock Exchange, as reported by Bloomberg. The closing price of the underlying equity on January 18, 2011 was $71.72. The historical performance of the underlying equity should not be taken as an indication of the future performance of the underlying equity during the term of the Securities.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/6/2004	3/31/2004	$28.88	$23.99	$25.15
4/1/2004	6/30/2004	$26.33	$21.61	$24.51
7/1/2004	9/30/2004	$27.16	$24.26	$27.16
10/1/2004	12/31/2004	$29.85	$25.87	$29.80
1/3/2005	3/31/2005	$35.70	$27.89	$32.44
4/1/2005	6/30/2005	$32.69	$28.95	$30.48
7/1/2005	9/30/2005	$41.73	$30.75	$41.08
10/3/2005	12/30/2005	$45.82	$37.20	$45.70
1/3/2006	3/31/2006	$53.03	$45.00	$51.75
4/3/2006	6/30/2006	$61.70	$46.31	$52.43
7/3/2006	9/26/2006	$53.63	$44.77	$47.41
10/2/2006	12/29/2006	$57.47	$45.60	$53.12
1/3/2007	3/30/2007	$57.65	$48.40	$56.95
4/2/2007	6/29/2007	$77.88	$57.65	$76.53
7/2/2007	9/28/2007	$85.85	$58.66	$85.85
10/1/2007	12/31/2007	$119.59	$83.58	$104.98
1/2/2008	3/31/2008	$116.00	$82.83	$102.96
4/1/2008	6/30/2008	$138.73	$104.94	$123.75
7/1/2008	9/30/2008	$117.06	$56.63	$62.38
10/1/2008	12/31/2008	$63.56	$15.18	$22.23
1/2/2009	3/31/2009	$35.29	$19.79	$33.52
4/1/2009	6/30/2009	$53.13	$31.67	$40.97
7/1/2009	9/30/2009	$45.66	$31.14	$42.57
10/1/2009	12/31/2009	$55.44	$40.22	$53.85
1/1/2010	3/31/2010	$59.95	$46.90	$59.18
4/1/2010	6/30/2010	$61.60	$39.87	$43.60
7/1/2010	9/30/2010	$59.60	$44.26	$58.73
10/1/2010	12/31/2010	$71.66	$58.59	$71.66
1/3/2011	1/18/2011*	$71.84	$68.67	$71.72

*	As of the date of this free writing prospectus, available information for the first calendar quarter of 2011 includes data for the period from January 3, 2011 through January 18, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2011.

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The graph below illustrates the performance of the underlying equity from June 30, 1998 to January 18, 2011, assuming an Initial Price of $71.72, which was the closing price of the underlying equity on January 18, 2011, and a Trigger Price equal to 75% of the Initial Price (the actual Initial Price and Trigger Price will be determined on the Trade Date).

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The graph set forth above shows the historical performance of the underlying equity based on the daily closing price of the underlying equity. We obtained the closing prices above from Bloomberg. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. Historical performance of the underlying equity is not an indication of future performance. Future performance of the underlying equity may differ significantly from historical performance, either positively or negatively. We cannot give you assurance that the performance of the underlying equity will result in the return of any of your initial investment.

Supplemental Plan of Distribution

We will agree to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents”, and the Agents will agree to purchase, all of the Securities at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) and will contain the final pricing terms of the Securities. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates.

We or our affiliates will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price that will be indicated on the cover of the pricing supplement that will be available in connection with the sale of the Securities.

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